As filed with the Securities and Exchange Commission on February 2, 2024
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Viavi Solutions Inc.
(Exact name of registrant as specified in its charter)

Delaware	94-2579683
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1445 South Spectrum Blvd, Suite 102
Chandler, Arizona 85286
(Address of Principal Executive Offices) (Zip Code)
Viavi Solutions Inc. 2003 Equity Incentive Plan (Restated as of November 8, 2023)
Viavi Solutions Inc. Employee Stock Purchase Plan (Restated as of November 8, 2023)
(Full title of the plan)

Kevin Siebert, Esq.
Viavi Solutions Inc.
1445 South Spectrum Blvd, Suite 102
Chandler, Arizona 85286
(Name and address of agent for service)
(408) 404-3600
(Telephone number, including area code, of agent for service)

Please send copies of all communications to:
Justin “JT” Ho, Esq.
Orrick, Herrington & Sutcliffe LLP
405 Howard Street
San Francisco, California 94105
(415) 773-5700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

VIAVI SOLUTIONS INC.
REGISTRATION STATEMENT ON FORM S-8

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

    The documents containing the information specified in this Part I will be delivered to the participants holding the equity awards covered by this registration statement on Form S-8 (the “Registration Statement”) as required by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement. These documents, and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.Incorporation of Documents by Reference.
    Viavi Solutions Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

(a)the Registrant’s Annual Report on Form 10-K for the fiscal year ended July 1, 2023 filed on August 17, 2023 pursuant to Section 13(a) of the Exchange Act;

(b)all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and

(c)the description of the Registrant’s Common Stock contained in Exhibit 4.6 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended June 27, 2020.

    All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents, except as to specific sections of such statements as set forth therein.

    Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement, except as to specific sections of such statements as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document, which also is deemed to be incorporated by reference herein, modifies or supersedes such statement.

Item 4.Description of Securities.
    Not applicable.

Item 5.Interests of Named Experts and Counsel.
    None.

Item 6.Indemnification of Directors and Officers.
    Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”) generally permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability for (i) with respect to directors and officers, any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) with respect to directors and officers, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) with respect to directors, payments of unlawful dividends or unlawful stock repurchases or redemptions under Section 174 of the DGCL, (iv) with respect to directors and officers, any transaction from which the director or officer derived an improper personal benefit, or (v) with respect to officers, any action by or in the right of the corporation.

    Section 145 of the DGCL provides that a corporation may indemnify any person who is or was a director, officer, employee or agent of the corporation (or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise), against expenses (including attorneys’ fees), judgments, fines, and settlement amounts actually and reasonably incurred in connection with specified actions, suits, or proceedings brought by third parties, whether civil, criminal, administrative, or investigative (collectively, “Proceedings”), if the individuals acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions and actions brought directly by the corporation, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification of such expenses if the person seeking indemnification has been found liable to the corporation.

    Additionally, among other things, Section 145 of the DGCL generally:

•requires indemnification against expenses (including attorneys’ fees) actually and reasonably incurred by directors and officers, and permits the same for other employees and agents, to the extent they have been successful, on the merits or otherwise, in defending an action, suit, or proceeding or in defense of any claim, issue or matter therein (whether brought by a third party or by or on behalf of the corporation);

•permits a corporation to pay expenses of defense in advance of the final disposition of an action, suit, or proceeding upon receipt (in the case of a current director or officer) of an undertaking to repay any amounts advanced if it is ultimately determined that the director or officer is not entitled to be indemnified;

•provides that it is not exclusive of other indemnification and advancement of expenses that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement, or otherwise; and

•provides that a corporation generally has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation (or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

    Article 8 of the Registrant’s fourth amended and restated certificate of incorporation (the “certificate of incorporation”) contains provisions providing for limitations of director liabilities for monetary damages for breach of fiduciary duties to the fullest extent permitted under the DGCL and indemnification of its directors, officers, employees and agents to the fullest extent permitted under the DGCL, and further provides that any amendment to or repeal of such Article 8 shall not adversely affect any right of indemnification or limitation of liability relating to the acts or omissions occurring prior to such repeal or modification.

    Article IX of the Registrant’s amended and restated bylaws (the “bylaws”) requires indemnification for anyone who is or was a director, officer, employee and agent of the Registrant (or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) to the full extent permitted under the DGCL as it now exists or may hereafter be amended or interpreted (solely to the extent such amendment or interpretation permits the Registrant to provide broader indemnification rights than were permitted prior thereto) against all expense, liability, and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement, and any interest, assessments, or other charges imposed thereon, and any federal, state, local, or foreign taxes imposed as a result of the actual or deemed receipt of any payments pursuant to such indemnification) reasonably incurred or suffered by such persons in connection with investigating, defending, being a witness in, or participating in (including on appeal), or preparing for any of the foregoing in, any Proceeding (collectively, “Expenses”); provided, however, that the Registrant shall indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if the Proceeding (or part thereof) was authorized by the board of directors of the Registrant.

    Additionally, directors and officers have the right under Article IX of the bylaws to be paid Expenses incurred in defending any such Proceeding in advance of its final disposition, provided that any advancement of Expenses incurred by such an individual in their capacity as a director or officer (but not in any other capacity) will be made only upon delivery to the Registrant of the undertaking required by Section 145 of the DGCL as described above, which undertaking is obtained by the Registrant from such directors and officers when entering into the form indemnification agreements referred to below.

    Article IX of the bylaws also provides that, subject to certain conditions, if a claimant successfully (in whole or in part) brings suit against the Registrant to recover the unpaid amount of an eligible claim for indemnification, such person shall be entitled to be paid also the expense (including attorneys’ fees) of prosecuting such claim.

    The Registrant has entered into form indemnification agreements with its directors and certain of its officers. Among other things, and subject to certain limitations, the form indemnification agreements provide for advancement and indemnification, within the bounds of Delaware law, for losses directors and officers may incur in connection with or arising out of the performance of their duties.

    Article IX of the bylaws also provides that the Registrant may purchase and maintain insurance to protect directors, officers, employees and agents of the Registrant (including to the extent they serve at the request of the Registrant as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, or other enterprise) against any Expenses, whether or not the Registrant would have the power to indemnify such person against such liability under applicable law or the bylaws. The Registrant accordingly maintains standard director and officer insurance policies which insure its directors and officers against certain liabilities.

    The foregoing summaries are necessarily subject to the complete text of the referenced sections of the DGCL, the certificate of incorporation, the bylaws, and the form indemnification agreements and are qualified in their entirety by reference thereto.

Item 7.Exemption from Registration Claimed.
Not applicable.
Item 8.Exhibits

The following documents are filed as exhibits to this Registration Statement.

Exhibit No.	Description of Exhibit
5.1+	Opinion of Orrick, Herrington & Sutcliffe LLP.
23.1+	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1).
23.2+	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.
24.1+	Power of Attorney (included in the signature page to this Registration Statement).
99.1*
Viavi Solutions Inc. 2003 Equity Incentive Plan (Restated as of November 8, 2023) (incorporated by reference to Exhibit 10.1 of the Company’s Quarterly Report on Form 10-Q, filed with the Commission on February 2, 2024)

99.2*
Viavi Solutions Inc. Employee Stock Purchase Plan (Restated as of November 8, 2023) (incorporated by reference to Exhibit 10.2 of the Company’s Quarterly Report on Form 10-Q, filed with the Commission on February 2, 2024)

107+	Filing Fee Table.

+ Filed herewith.
* Incorporated herein by reference.

Item 9.Undertakings.
a.The undersigned Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by such paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chandler, State of Arizona, on February 2, 2024.

VIAVI SOLUTIONS INC.

/s/ Oleg Khaykin
Oleg Khaykin
Chief Executive Officer and President

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Oleg Khaykin and Ilan Daskal, and each of them, as his or her true and lawful attorney-in-fact and agent with the full power of substitution, for him or her, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments to this Registration Statement on Form S-8), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in one or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated:

Name	Title	Date

/s/ Oleg Khaykin Oleg Khaykin	President, Chief Executive Officer and Director (Principal Executive Officer)	February 2, 2024

/s/ Ilan Daskal Ilan Daskal	Chief Financial Officer (Principal Financial and Accounting Officer)	February 2, 2024

/s/ Keith Barnes Keith Barnes	Director	February 2, 2024

/s/ Richard E. Belluzzo Richard E. Belluzzo	Director	February 2, 2024

/s/ Laura Black Laura Black	Director	February 2, 2024

/s/ Tor Braham Tor Braham	Director	February 2, 2024

/s/ Donald Colvin Donald Colvin	Director	February 2, 2024

/s/ Doug Gilstrap Doug Gilstrap	Director	February 2, 2024

/s/ Masood A. Jabbar Masood A. Jabbar	Director	February 2, 2024

/s/ Joanne Solomon Joanne Solomon	Director	February 2, 2024